NEWS RELEASE

FOUNDATION GROWTH INVESTMENTS TO COMMENCE CASH TENDER OFFER FOR ALL OUTSTANDING SHARES OF EXEGENICS INC.

CHICAGO, Illinois, May 29, 2003—Foundation Growth Investments LLC, through its wholly-owned subsidiary, EI Acquisition Inc., today announced that it is commencing a cash tender offer for all of the outstanding shares of Common Stock ("Common Stock") and all of the outstanding shares of Series A Convertible Preferred Stock ("Preferred Stock") of eXegenics Inc. (Nasdaq: EXEG) at an offer price of $0.40 per share. The offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Wednesday, June 25, 2003.

The offer is conditioned on, among other things, there being validly tendered and not withdrawn at least the number of shares of Common Stock and shares of Series A Convertible Preferred Stock (collectively, the "Shares") (determined as if the shares of the Preferred Stock have been converted into shares of Common Stock) that shall constitute a majority of the then outstanding shares of Common Stock on an as-converted basis (determined by adding the number of shares of outstanding Common Stock with the number of shares of Common Stock into which shares of outstanding Preferred Stock are currently convertible).

NOTICE FOR EXEGENICS STOCKHOLDERS AND INTERESTED PARTIES

The complete terms and conditions of the offer are set forth in an offer to purchase, letter of transmittal and other related materials which are being filed with the Securities and Exchange Commission and distributed to eXegenics stockholders. eXegenics stockholders and other interested parties are urged to read the tender offer documents because they will contain important information. Investors will be able to receive such documents free of charge at the SEC's web site, www.sec.gov, or by contacting Morrow & Co., Inc., the Information Agent for the transaction, at (800) 607-0088.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF EXEGENICS INC. FOUNDATION GROWTH INVESTMENTS LLC AND EI ACQUISITION INC. WILL FILE A TENDER OFFER STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.